STATEMENT  RE: COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                                    AND PREFERRED STOCK DIVIDENDS
 (UNAUDITED)




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                                  Three Months Ended                Fiscal Year Ended
                                    May 2    May 3    January 31February 1 February 3January 28January 29
                                    1998     1997       1998       1997      1996 *    1995       1994
Consolidated pretax income        $100,115  $92,473    $410,035   $378,761  $269,653  $406,110   $399,534
Fixed charges (less capitalized
interest)                           37,095   34,011     147,501    139,223   139,701   145,956    152,603

EARNINGS                          $137,210 $126,484    $557,536   $517,984  $409,354  $552,066   $552,137


Interest                           $33,656  $30,459    $129,237   $120,599  $120,054  $124,282   $130,915
Capitalized interest                   898      884       3,644      4,420     3,567     2,545      1,882
Preferred stock dividends                9        9          35         35        35        35         35
Interest factor in rent expense      3,430    3,543      18,229     18,589    19,612    21,639     21,653

FIXED CHARGES                      $37,993  $34,895    $151,145   $143,643  $143,268  $148,501   $154,485

Ratio of earnings to combined fixed
 charges & preferred stock dividends  3.61     3.62        3.69       3.61      2.86      3.72       3.57

 * 53 Weeks
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